Exhibit 99.1

NEWSRELEASE

Corporate Headquarters

96 South George Street York, Pennsylvania 17401 U.S.A

www.glatfelter.com

Contacts:
Investors:	Media:
John P. Jacunski	Eileen Beck
(717) 225-2794	(717) 225-2793

GLATFELTER TO ACQUIRE GEORGIA-PACIFIC’S EUROPEAN NONWOVENS BUSINESS FOR $185 MILLION

YORK, Pennsylvania – June 19, 2018 – Glatfelter (NYSE: GLT), a global supplier of specialty papers and engineered materials, today announced it has signed a definitive agreement to purchase Georgia-Pacific’s European nonwovens business (the “Business”) for $185 million, subject to customary purchase price adjustments.

The proposed transaction includes Georgia-Pacific’s operations located in Steinfurt, Germany, along with sales offices located in France and Italy. The Steinfurt facility produces high-quality airlaid products for the table-top, wipes, hygiene, food pad, and other nonwoven materials markets, competing in the marketplace with nonwoven technologies and substrates, as well as other materials focused primarily on consumer based end-use applications.  The Steinfurt facility is a state-of-the-art, 32,000-metric-ton-capacity manufacturing facility that employs approximately 220 people.

“Glatfelter’s agreement to acquire the European nonwovens business demonstrates our commitment to building leading positions in global growth markets for engineered materials,” said Dante C. Parrini, Chairman and Chief Executive Officer of Glatfelter. “Steinfurt’s products and technologies complement our current airlaid business very well and the acquisition provides synergistic capacity increase opportunities and an improved cost structure to support our ability to serve customers in growing consumer and industrial markets.  From a financial perspective, the investment provides an attractive return on capital, is immediately accretive and will deliver attractive EBITDA margins in a growing market.”

In 2017, the Business generated net sales of $99 million and EBITDA of $18 million. The Company expects to realize synergies in excess of approximately $6 million per year within three years, and expects to incur one-time costs of approximately $7 million for transaction fees and integration.

Glatfelter plans to finance the acquisition through a combination of cash on hand and borrowing under its existing revolving credit facility.

The proposed transaction is subject to customary closing conditions, including receipt of required regulatory approvals.  Credit Suisse acted as the financial advisor in connection with the transaction, and Shearman & Sterling LLP as legal advisor. The closing is expected to occur during the fourth quarter.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements.  Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, and economic conditions, demand for or pricing of its products, market growth rates and currency exchange rates.  In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a global supplier of specialty papers and engineered materials, offering innovation, world-class service and over a century and a half of technical expertise.  Headquartered in York, PA, the Company employs approximately 4,200 people and serves customers in over 100 countries. U.S. operations include facilities in Arkansas, Pennsylvania and Ohio. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in the U.S., China and Russia.  Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT.  Additional information may be found at www.glatfelter.com.